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                                                                    Exhibit 99.1
                                                                    ------------

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700


FOR IMMEDIATE RELEASE
---------------------


                         CITIZENS FIRST FINANCIAL CORP.
                    ANNOUNCES PRELIMINARY UNAUDITED RESULTS,
                             DIVIDEND TO BE PAID AND
                             DATE OF ANNUAL MEETING


Bloomington, Illinois, February 2, 2001 - Citizens First Financial Corp. (NASDAQ-CFSB), the parent company of Citizens Savings Bank (the "Bank"), announces net income for the twelve months ended December 31, 2000 of $1,830,000 compared to net income of $1,192,000 for the twelve months ended December 31, 1999. The company had basic and diluted earnings per share of $1.00 and $0.97, respectively, for the twelve months ended December 31, 2000 compared to basic and diluted earnings per share of $0.61 and $0.58, respectively, for the twelve months ended December 31, 1999.

President and CEO C. William Landefeld stated, "We are pleased with the improvement in income and earnings per share for the year 2000."

Net income increased due to a gain on sale of a branch facility and improved net interest income, offset by an increased provision for loan losses.

Net interest income was $10,701,000 for 2000, compared to $10,049,000 for 1999, an increase of $652,000 or 6.5%.

The provision for loan losses was $3,050,000 for 2000, compared to $480,000 for 1999, an increase of $2,570,000, or 535.4%. The increase was due to the $2,800,000 write off of loans outstanding to a real estate developer, PAK Builders.

Other income increased to $3,848,000 for 2000, from $1,390,000 for 1999, an increase of $2,458,000 or 176.8%. The increase was primarily due to a $2,445,000 gain on the sale of a branch facility.


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Other expenses were $8,391,000 for 2000, compared to $8,827,000 for 1999, a decrease of $436,000 or 4.9%. Contributing to the decrease were decreased data processing fees of $267,000, a reduction of net occupancy and equipment expenses of $173,000, and a $441,000 loss on equity investments that was recognized in 1999.

The Board of Directors of Citizens First Financial Corp. has declared a dividend of $0.05 per share to stockholders of record on February 12, 2001, payable on February 26, 2001.

Citizens First Financial Corp. has scheduled its Annual Meeting of Stockholders at 10:00 a.m. on April 23, 2001 at the Jumer Chateau, 1601 Jumer Drive, Bloomington, Illinois. The Record Date for the Annual Meeting will be March 1, 2001.

The Bank currently has five offices in Central Illinois.

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                         CITIZENS FIRST FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                    (in thousands except for per share data)
                                   (Unaudited)

                                                        12/31/00        12/31/99
                                                        --------        --------

Total assets                                            $329,890        $316,585
Cash and interest-bearing deposits                        11,015          13,176
Investment securities                                     15,054          16,103
FHLB stock                                                 4,166           2,854
Loans                                                    286,809         268,560
Alowance for loan losses                                   1,826           1,679
Deposits                                                 228,115         220,237
FHLB borrowings                                           62,735          57,073
Other borrowings                                           5,250             -0-
Equity capital                                            29,307          34,251

Book value per common share                             $  18.69        $  16.92

                                                              Year Ended
                                                        12/31/00        12/31/99
                                                        --------        --------
Interest income                                         $ 25,049        $ 21,856
Interest expense                                          14,348          11,807
Net interest income                                       10,701          10,049
Provision for loan losses                                  3,050             480
Other income                                               3,848           1,390
Other expense                                              8,391           8,827
Net income                                                 1,830           1,192

Earnings per share:
         Basic                                          $   1.00        $   0.61
         Diluted                                            0.97            0.58


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